EXHIBIT 10.19

GENERAL RELEASE OF ALL CLAIMS
(California—With Attachment A)

On behalf of myself, my heirs, executors, administrators and assigns, I, George Donohoe, hereby make the following agreements and acknowledgements in exchange for Severance Benefits to be received by me under the Larscom Incorporated (“Larscom”) Severance Benefit Plan (the “Plan”). I understand that, consistent with my June 22, 2001 notice of layoff, the Plan Administrator has determined that I am eligible for the following benefits under the Plan: (i) twelve months of Salary Continuation Benefits, (ii) twelve months of COBRA Premium Benefits, (iii) up to $8,000 in outplacement services through the Manchester Group, (iv) twelve months of continued use of a company car, and (v) extension of the post-termination period during which I must exercise any options that had vested as of my termination date to a total post-termination period of 90 days plus 12 months.

1.    I acknowledge that attached to this General Release of All Claims (“General Release”), and provided to me, was: (i) a copy of the Plan which I understand contains eligibility requirements and other information regarding the Plan, and (ii) a copy of data on the ages of employees who have been offered the benefits of the Plan and the ages of employees in the same organizational unit who have not been offered the benefits of the Plan. I also understand that in order to receive the benefits provided by the Plan, I must sign and return this General Release to Larscom no later than the deadline set forth in paragraph 8, below.

2.    I agree that I fully and forever waive, release, acquit and discharge Larscom and any and all past, current and future parent, subsidiary and affiliated companies, predecessors and successors thereto (together the “Company”), as well as the Company’s officers, directors, agents, employees, affiliates, representatives, shareholders and assigns, from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions prior to the Effective Date of this General Release; my recruitment and hiring by the Company, my employment with the Company and the termination thereof, including but not limited to: claims for bonuses, or for severance except pursuant to the Plan; claims of breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, violation of public policy, fraud, intentional or negligent misrepresentation, defamation, personal injury, infliction of emotional distress, and claims under Title VII of the 1964 Civil Rights Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the California Government Code, the California Labor Code, and any other local, state and federal laws and regulations relating to employment, except any claim I may have for:

a.    unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

b.    workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

c.    continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

d.    any benefit entitlements vested as the date of my layoff termination, pursuant to written terms of any Company employee benefit plan; and

e.    any stock and stock options pursuant to the terms of existing stock option, stock purchase, and/or stock issuance agreement(s) and any addenda or waivers thereto, between me and the Company.

3.    I understand and agree that if, hereafter, I discover facts different from or in addition to those which I now know or believe to be true, that the waivers and releases of this General Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts. I agree that I fully and forever waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows (parentheticals added):

A general release does not extend to claims which the creditor [i.e., me] does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor [i.e., the Company].

4.    I agree that neither the fact nor any aspect of this General Release is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either myself or by the Company.

5.    I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, including but not limited to its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position, performance and other similar information concerning the Company.

6.    I agree that if any provision, or portion of a provision, of this General Release is, for any reason, held to be unenforceable, that such unenforceability will not affect any other provision, or portion of a provision, and this General Release shall be construed as if such unenforceable provision or portion had never been contained herein.

7.    I understand that, even if I did not sign this General Release, I would still be bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company, or with a predecessor or successor of the Company, pursuant to the terms of such agreement(s).

8.    I understand that I may have the following time within which to review and consider, to discuss with an attorney of my own choosing, and to decide whether or not to sign this General Release: (i) forty-five (45) days after I received this General Release, or (ii) the effective date of my layoff termination, whichever is later. I also understand that, for the period of seven (7) days after the date I signed this General Release, I may revoke it by delivering a written notification of my revocation, no later than the seventh day, to:

Human Resources
Larscom, Inc.
1845 McCandless Drive
Milpitas, CA 95035
Facsimile: (408) 956-0769

I further understand that I may not sign this General Release any earlier than the effective date of my layoff termination, and that the Effective Date of this General Release will be the eighth day after I have signed it, provided that I have delivered it to the Company and I have not revoked it during the seven days after the date I signed it. I understand that I should deliver my signed General Release to the Company via the address, above.

9.    I agree and understand that this General Release contains the entire agreement between the Company and me with respect to any matters referred to herein, and that it supersedes any and all previous oral or written agreements except those referenced in paragraphs 2.d., 2.e., and 7., above.

I HAVE READ THIS GENERAL RELEASE; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING IT AND I HAVE BEEN ENCOURAGED TO CONSULT WITH SUCH AN ATTORNEY; AND I SIGN IT VOLUNTARILY:

(CHECK ONE):

☐    I want the COBRA Premium Benefit offered by the Plan. Enclosed is a completed COBRA election form for me and my eligible dependents. I understand that after the period of Company contributions toward my COBRA premiums, provided pursuant to the Plan, I must promptly pay the full COBRA premiums due in order to continue medical and dental benefit plan coverages for me and my dependents.

☐    I do not want the COBRA Premium Benefit offered by the Plan.

(DATE & SIGN):
Dated: June 29, 2001

Employee’s Signature

By:	/s/ GEORGE DONOHOE
GEORGE DONOHOE